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On October 23, 2008, the following e-mail from Dave Peacock, Vice President of Marketing of Anheuser-Busch, Incorporated, was delivered to the employees of the Company.
InBev/A-B
Integration Planning
Update

November 7, 2008

To:	All Anheuser-Busch Employees

Subject:	Integration Planning Update
Our integration planning for the merger of Anheuser-Busch and InBev continues, as the deal remains fully on track to close before the end of the year.
Our shareholder meeting will take place next Wednesday, just outside of New York.  It will not be a typical shareholder meeting because its single purpose is to consider the merger topics.  A majority of outstanding shares must vote to approve before the merger can move forward.  Institutional investors hold most of the outstanding Anheuser-Busch shares and are likely to vote in advance of the meeting.  The vote outcome will be another important milestone and will be announced by a press release after the meeting.
If shareholders approve the merger, the closing of the transaction will still remain subject to regulatory approvals, and the timing of these approvals is currently unknown.  There has been speculation that the closing will take place soon.  We cannot confirm a specific date for the change in control, but it remains on schedule to happen before the end of the year.

By now, you should have seen on the company intranet site yesterday’s announcements by August A. Busch IV that many senior executives at Anheuser-Busch will leave or retire from the company, effective with the closing of the merger.  These talented individuals have committed years of service to upholding the high standards of Anheuser-Busch.  They have taught us all a lot about the business, have been mentors to many of us, and we owe them a great deal of gratitude for their many contributions over the years.
Also announced yesterday within the InBev organization and on the A-B company intranet site were additional members of the new leadership team for the North American Zone.  These announcements were a needed step in building the future organization and in sharing as much information with you as possible.  Knowing this next layer of management helps us see where the future blended structure is heading.
We know the uncertainty of not knowing the future organization has been hard on people.  We want to keep you as informed as possible, but many other decisions have not yet been made.  The planning is moving forward quickly and deliberately, yet we continue to operate as independent companies.
There also have been rumors that, before the change in control, departmental layoffs and staff reductions beyond those expected from ERP or attrition will be made.  We have not made any additional changes to the work force and we do not know details of the future organization yet.  At closing, we will be prepared to communicate the process and timeline that will be used to finalize the future organization.  A fair, structured process will be used to make those decisions.  In the meantime, we anticipate no further organizational announcements until after the deal closes.
This week, we announced favorable earnings, and we completed the sales and marketing meetings with wholesalers in Las Vegas, presenting plans that will maintain the sales momentum you and our wholesalers delivered for our brands this year.  There are many exciting programs in store for 2009 that will enhance the consumer appeal of our brands.
The experts who have been advising us on the merger integration all say that this period of time before closing is the toughest.  The professionalism of the A-B team is strong, and we appreciate your focus and dedication to the business throughout this time.
Dave Peacock